PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 9, 2006 (TO PROSPECTUS DATED APRIL 26, 2006)	Filed under Rules 424(b)(3) and (c) Registration No. 333-133570

1,184,164 SHARES

[CATHAY GENERAL BANCORP LOGO]

777 NORTH BROADWAY
LOS ANGELES, CALIFORNIA 90012

COMMON STOCK

        This prospectus supplement No. 1 supplements the prospectus dated April 26, 2006 relating to the offer and sale from time to time by the selling stockholders listed under "Selling Stockholders" in the prospectus of up to 1,184,164 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus to which it relates. This prospectus supplement updates and supersedes information in the prospectus as noted below.

        The section of the prospectus entitled "SELLING STOCKHOLDERS" is hereby amended by substituting the following table and related footnotes for the similar information in the prospectus:

Name of Selling Stockholder	Number of Shares Owned (1) (2)	Percent of Outstanding Shares	Number of Shares Registered for Sale Hereby

AKM Associates LLC	173,040	(3)	*	173,040
Hsiu-Yin Chen	8,499		*	8,499
Jen-Ter Chen	84,532		*	84,532
Joanne Y. Chen	40,093		*	40,093
Lung-Chu Chen	6,512	(4)	*	6,512
Lung-Fong Chen	51,452		*	51,452
Ching-Tai Chiang	38,559		*	38,559
Wen-Hui Chiang	54,026		*	54,026
Dorcas & Kalam Co.	52,530		*	52,530
Fumi Hsu	32,806	(3)	*	32,806
Henry Hsu	3,391	(3)	*	3,391
Hsiou-Fong Huang	8,602	(5)	*	8,602
Phillip C. Huang	16,207		*	16,207
Tsue-Hsing Huang	67,586		*	67,586
Ching-Ling Hwu	13,568		*	13,568
Joseph C. C. Kuo	15,436	(3)	*	15,436
Lih-Yuh Kuo	160,339	(3)	*	160,339

Name of Selling Stockholder	Number of Shares Owned (1) (2)	Percent of Outstanding Shares	Number of Shares Registered for Sale Hereby

John S. Lai	3,272		*	3,272
Kuo-Pin Lai	33,415	(3)	*	33,415
Sng Un Lai	4,630		*	4,630
Paul C. Lee	15,067		*	15,067
Richard T. Lai	12,271	(4)	*	12,271
Jen Li & Lan In Chen	7,531	(3)	*	7,531
Ja S. Lin	21,056		*	21,056
Shung-Mei Lin	26,233		*	26,233
Mei-Jung Pan	26,900	(5)	*	26,900
Jacklyn Y. C. Tung	1,643		*	1,643
Guang Tsan Wang	45,573	(3)	*	45,573
Hsin Tzu Wang	25,100		*	25,100
Sue Wang	5,021	(3)	*	5,021
Herbert A. Whitehouse	33,109	(4)	*	33,109
David Wu	2,509		*	2,509
Lihhwa Cheng Wu	2,509		*	2,509
Chung-Hua Lee Yu	12,027	(3)	*	12,027
Guang Wey Yu	3,272	(3)	*	3,272
Juei-Tsui Yu	15,369	(3)	*	15,369
Jih-Main Yu	7,799	(3)	*	7,799
Juei-Hsiang Yu	21,429	(3)	*	21,429
King-the Yu	15,757	(4)	*	15,757
Sin-Nee Yu	10,962	(3)	*	10,962
Shirley M. Yu	1,532	(3)	*	1,532

* Less than 1% of the Company's outstanding shares.

(1) All share ownership information was provided to us by the selling stockholders except in certain cases where we were not able to confirm the information with the selling stockholder.

(2) Assumes that all of the shares held by the selling stockholders and being offered hereby are sold, and that the selling stockholders acquire no additional shares of common stock prior to completion of this offering.

(3) The selling stockholder was an Optionor.

(4) The selling stockholder was a former director of Great Eastern.

(5) Hsiou-Fong Huang transferred by gift to Mei-Jung Pan 26,900 of the 35,503 shares she held.

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